Exhibit 10.2

AMENDED INVENTORY FINANCING ADDENDUM

This Amended Inventory Financing Addendum to the Invoice Purchase Agreement (“Addendum”) is dated as of January 6, 2020 by and between Marrone Bio Innovations, Inc., a Delaware Corporation (“Seller”) and LSQ Funding Group, L.C. (“Purchaser”).

RECITALS

A. Seller and Purchaser are parties to the Invoice Purchase Agreement pursuant to which Purchaser buys Accounts from Seller.

B. Seller has requested that Purchaser make advances to Seller to enable Seller to acquire and carry inventory.

C. Purchaser is willing to make said advances to Seller so long as such advances do not exceed an agreed to percentage of Seller’s eligible inventory, as more set forth herein.

D. This Addendum is an Addendum to the Invoice Purchase Agreement and shall be governed by and made a part thereof.

NOW, THEREFORE, in consideration of the premises, and intending to be legally bound hereby, the Parties hereby agree as follows:

ADDENDUM

1. CERTAIN DEFINITIONS AND INDEX TO DEFINITIONS.

1.1 Unless otherwise defined herein, any capitalized terms used herein shall have the meanings ascribed in the Invoice Purchase Agreement. All terms used herein that are defined in the Uniform Commercial Code shall have the meanings ascribed thereto therein. As used herein, the following terms shall have the following meanings:

1.1.1 “Advance” - Any funding by Purchaser to Seller hereunder or under the Invoice Purchase Agreement, or payments made by Purchaser on account of any guarantees issued by Purchaser on behalf of Seller.

1.1.2 “Allowable Amount” - The lesser of:

(a) 100% of the unpaid face amount of Eligible Accounts;

(b) 65% of Net Orderly Liquidation Value; or

(c) The Maximum Amount.

1.1.3 “Borrowing Base Certificate” - A request for an Advance, in a form acceptable to Purchaser, calculating Seller’s funding availability hereunder.

1.1.4 “Collateral” - Any collateral now or hereafter securing the obligations of Seller to Purchaser.

1.1.5 5 “Default Rate” - 18% above the Interest Rate.

1.1.6 “Eligible Inventory” - Finished goods Inventory of Seller which is:

(a) Subject to Purchaser’s first priority, perfected security interest;

(b) Not owned by Seller for more than 365 days; and

(c) Otherwise acceptable to Purchaser in its reasonable sole discretion.

1.1.7 “Event of Default” - Default in the performance of any obligation now or hereafter owing by Seller to Purchaser, including but not limited to obligations arising hereunder or under the Invoice Purchase Addendum.

1.1.8 “Inventory Management Fee” - .5% charged monthly on the average monthly inventory funds availability.

1.1.9 “Invoice Purchase Agreement” - That certain Invoice Purchase Agreement between Seller and Purchaser dated as of March 24, 2017.

1.1.10 “Interest Rate” - .025% per day.

1.1.11 “Funding Balance” - The unpaid balance of Advances and any other charges owing by Seller to Purchaser hereunder.

1.1,12 “Maximum Amount” - $3,000,000.00.

1.1.13 “Net Orderly Liquidation Value” -Means the Net Orderly Liquidation Value as determined by the inventory appraisal of JC&M dated September 9, 2019 (Effective date June 30, 2019), and from further inventory appraisals performed by or on behalf of Secured Party from time to time.

1.1.14 “Purchased Account” - See Section 1.23 of the Invoice Purchase Agreement.

2. ADVANCES TO SELLER.

2.1 Advances.

2.1.1 Subject to the terms and conditions of this Addendum, from the date on which this Addendum becomes effective until the Termination Date, Purchaser, may, in its sole discretion, from time to time, at the request of Seller, make Advances to Seller so long as, before and after such Advance the Funding Balance does not exceed the Allowable Amount.

2.1.2 Upon the request of Seller for an Advance pursuant to this Addendum, the Purchaser may, in Purchaser’s sole discretion, make Advances to Seller pursuant to this Addendum or the Invoice Purchase Agreement.

2.2 Repayment.

2.2.1 Seller shall immediately repay any portion of the Funding Balance that exceeds the Allowable Amount.

2.2.2 The Funding Balance shall be due and payable without notice or demand on the date of termination of the Invoice Purchase Agreement.

2.3 Borrowing Base Certificate. Each request from Seller for an Advance shall be accompanied by a Borrowing Base Certificate, completed and signed by Seller.

2.4 Factoring Account. All Advances may be made, in Purchaser’s sole discretion, by a credit by Purchaser to Seller’s account under the Invoice Purchase Agreement and all sums due hereunder may be debited to said account when due.

2.5 Limitation on Borrowing under this Rider. At any time, in Purchaser’s sole discretion, Purchaser may make an advance and apply such advance in reduction of the Face Amount of any Purchased Account under the Invoice Purchase Agreement.

3. FEES.

3.1 Basic Interest. Interest on the Funding Balance shall be payable monthly, in arrears, shall be computed at the Interest Rate, and shall be due on the first day of each month following the accrual thereof

3.2 Debit to Funding Balance. Purchaser may debit the Funding Balance on the first day of each month for interest accrued hereunder during the preceding month.

3.3 Default Interest.

3.3.1 Immediately upon the occurrence of an Event of Default, interest shall accrue and be payable at the Default Rate.

3.3.2 Purchaser’s failure to assess interest at the Default Rate as provided hereunder shall not be deemed a waiver by Purchaser to charge such Default Rate.

3.4 Calculation of Interest. All interest charged hereunder shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

3.5 Inventory Management Fee. The fee as set forth in Section 1.1.8.

4. COVENANTS, REPRESENTATIONS AND WARRANTIES BY SELLER.

4.1 Inventory Listing. Seller shall furnish to Purchaser, in form and substance satisfactory to Purchaser, a listing of all Seller’s Inventory, based ‘upon a physical count taken by Seller every six months and whenever requested by Purchaser.

4.2 Inspections. During usual business hours, permit Purchaser, without notice to Seller, to periodically:

4.2.1 Have access to all premises where Seller’s Inventory is located for the purposes of inspecting (and removing, if after the occurrence of an Event of Default) any of the Eligible Inventory, and

4.2.2 To inspect, audit, make copies of, and make extracts from Seller’s records as Purchaser may request.

4.3 Use of Seller’s Employees and Assets. Use any of Seller’s personnel, equipment, including computer equipment, programs, printed output and computer readable media, supplies and premises for the enforcement of any of Purchaser’s rights regarding Seller’s Inventory.

4.4 Maintenance of Insurance.

4.4.1 Seller will maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with general practices of businesses engaged in similar activities in similar geographic areas. Such insurance shall be in such minimum amounts that the Seller will not be deemed a co-insurer under applicable insurance laws, regulations, and policies and otherwise shall be in such amounts, contain such terms, be in such forms and be for such periods as may be reasonably satisfactory to the Purchaser. In addition, all such insurance shall be payable to the Purchaser under a Purchaser Loss Payable Endorsement. Without limiting the foregoing, the Seller will:

(a) Keep all of its physical property insured with casualty or physical hazard insurance on an “all risks” basis, with broad form flood and electronic data processing coverage, with a full replacement cost endorsement and an “agreed amount” clause in an amount equal to 100% of the full replacement cost of such property;

(b) Maintain, in amounts and with deductibles equal to those generally maintained by businesses engaged in similar activities in similar geographic areas, general public liability insurance against claims of bodily injury, death, or property damage occurring, on, in or about the properties of the Seller; business interruption insurance; and product liability insurance.

4.4.2 In the event that Seller fails to maintain such insurance, Purchaser may obtain such insurance at Seller’s expense, and, after an Event of Default, to adjust or settle any claim or other matter under or arising pursuant to such insurance or to amend or cancel such insurance.

5. EVENT OF DEFAULT.

5.1 Upon the occurrence of an Event of Default under this Addendum or the Invoice Purchase Agreement, all sums due hereunder shall be immediately due and payable without notice or demand.

6. STANDARDS FOR EXERCISING REMEDIES.

6.1 To the extent that applicable law imposes duties on the Purchaser to exercise remedies in a commercially reasonable manner, the Seller acknowledges and agrees that it is not commercially unreasonable for the Purchaser:

6.1.1 To not incur expenses to prepare Seller’s Inventory for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition;

6.1.2 To fail to obtain third party consents for access to the Eligible Inventory to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of the Eligible Inventory to be collected or disposed of;

6.1.3 To advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature;

6.1.4 To hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature;

6.1.5 To dispose of Collateral by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets;

6.1.6 To dispose of assets in wholesale rather than retail markets;

6.1.7 To disclaim all disposition warranties; or

6.1.8 To purchase insurance or credit enhancements to insure the Purchaser against risks of loss, collection or disposition of Collateral or to provide to the Purchaser a guaranteed return from the collection or disposition of Collateral.

6.2 Seller acknowledges that the purpose of this Section 6 is to provide non exhaustive indications of what actions or omissions by the Purchaser would not be commercially unreasonable in the Purchaser’s exercise of remedies against the Collateral and that other actions or omissions by the Purchaser shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation upon the foregoing, nothing contained herein shall be construed to grant any rights to the Seller or to impose any duties on the Purchaser that would not have been granted or imposed by this Addendum or by applicable law in the absence of this Section 6

7. PROCEEDS AND EXPENSES OF DISPOSITIONS.

7.1 Seller shall pay to the Purchaser on demand any and all expenses, including reasonable attorneys’ fees and disbursements, incurred or paid by the Purchaser in protecting, preserving, or enforcing the Purchaser’s rights under or in respect of any of the Obligations or any of the Collateral. After deducting all of said expenses, the residue of any proceeds of collection or sale of the Obligations or Collateral shall, to the extent actually received in cash, be applied to the payment of the Obligations in such order or preference as the Purchaser may determine, notwithstanding contrary instructions received by Purchaser from the Seller or any other third party.

8. LIQUIDATION SUCCESS PREMIUM.

8.1 If Seller shall substantially cease operating as a going concern, and the proceeds of Collateral created after the occurrence of an Event of Default (the “Default”) are in excess of the Obligations at the time of Default, Seller shall pay to Purchaser a liquidation success premium of ten percent of the amount of such excess.

9. GENERAL PROVISIONS.

9.1 Survival. The representations and warranties and Seller’s covenants hereunder shall survive the (a) closing of the Addendum; and (b) termination of this Addendum, and Purchaser may enforce such representations and warranties and covenants at any time.

9.2 Incorporation by Reference to Provisions of the Invoice Purchase Agreement. Any provision contained within the Invoice Purchase Agreement not otherwise inconsistent with the provisions covered herein shall be incorporated by reference and applicable to this Addendum as if fully set forth herein. Any provision in the Invoice Purchase Agreement that may be inconsistent with a provision of this Addendum shall first be interpreted in a common-sense manner that makes it consistent with the applicable to this Addendum to the extent possible and if thereafter it is still inconsistent, such inconsistent provision from the Invoice Purchase Agreement shall not apply to this Addendum.

9.2.1 Without limiting the foregoing, this Addendum and the rights and obligations of Purchaser and Seller under this Addendum shall be governed by and construed and interpreted in accordance with Section 14 (Account Stated); Section 20 (Amendment and Waiver); Section 22 (No Lien Termination without Release); Section 23 (Conflict); Section 24 (Severability); Section 25 (Expenses); Section 26 (Entire Agreement); Section 27 (Choice of Law); Section 28 (Jury Waiver); Section 29 (Venue; Jurisdiction); Section 30 (Counterparts); Section 31 (Notice); and Section 32 (Successors and Assigns).

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

SELLER:	Marrone Bio Innovations, Inc.

	By:	/s/ Pamela G. Marrone
	Name:	Pamela G. Marrone
	Title:	CEO and Founder

PURCHASER:	LSQ Funding Group, L.C.

	By:	/s/ William Samuelson
William Samuelson
Director of Operations